EXHIBIT 16.1 November 8, 2023

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K of Scott's Liquid Gold-Inc. dated November 8, 2023, and agree with the statements concerning our firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours, /s/ Plante & Moran, PLLC Broomfield, Colorado